Exhibit 99.1

FEDERAL TRUST CORPORATION

ANNOUNCES THIRD QUARTER DIVIDEND

Sanford, Florida (PR Newswire) – November 18, 2004 – James V. Suskiewich, President and Chief Executive Officer of Federal Trust Corporation announced today that the Board of Directors approved the payment of a $.03 per share cash dividend on the Company’s common stock. “Once again the Company reported its best earnings ever for the third quarter of 2004. The Board is pleased to announce our quarterly dividend so that our shareholders will be able to share in these results while retaining the rest of the earnings to support our growth activities,” stated Chairman Suskiewich. The dividend will be paid to shareholders of record as of December 6, 2004, and will be distributed on December 20, 2004.

Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $540 million federally-chartered, FDIC-insured savings bank. Federal Trust Bank operates from six full-service offices in Florida that are located in Orange, Seminole and Volusia Counties. The Executive and Administrative Offices of the Company are located in Sanford, Florida. The Company’s common stock is traded on the American Stock Exchange under the symbol “FDT”.

Press Releases and other information about Federal Trust Corporation can be found on the PR Newswire at http://www.prnewswire.com

For more information, contact:	Marcia Zdanys, Corporate Secretary/Investor Relations
(407) 323-1833

FEDERAL TRUST CORPORATION

312 West First Street

Sanford, Florida 32771